CHINA PRECISION STEEL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 1, 2007 (the “Effective Date”), by and between CHINA PRECISION STEEL, INC., a Delaware corporation (along with its successors and assigns, the “Company”), and LEADA TAK TAI LI (“Executive”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue her employment with the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the Company and Executive agree as follows:

1.            Employment.

(a)           Term.  Subject to the terms hereof, Executive’s employment hereunder shall commence as of the Effective Date and continue until terminated by Executive or by the Company pursuant to Section 3 of the Agreement (such period, the “Employment Period”).

(b)           Position and Duties.  During the Employment Period, Executive will serve as the Company’s Chief Financial Officer, and Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”) and the Audit Committee.  Executive will have the responsibilities, duties and authority commensurate with the position of Chief Financial Officer, and Executive will perform such other services of an executive nature as may be prescribed from time to time by the CEO and the Audit Committee.  During the Employment Period, Executive shall devote her full business time and efforts to the performance of her duties hereunder.  For the duration of the Employment Period, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the CEO and the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the CEO and the Board, serve in any capacity with any civic, educational or charitable organization, subject to Executive’s obligations under this Agreement.

2.            Compensation.

(a)           Base Salary.  During the Employment Period, the Company will pay Executive a base salary at the annual rate of Sixty Thousand Dollars ($60,000), which amount will be reviewed annually and subject to adjustment in the good faith discretion of the Board (or the Compensation Committee), including without limitation, discretionary cost of living adjustments (as adjusted from time to time, the “Base Salary”).  The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time.

(b)           Annual Bonus.  During the Employment Period, based on Executive’s performance relative to fixed targets set by the Compensation Committee in its sole discretion, and subject to the overall performance of the Company, Executive will be eligible to receive annual incentive bonuses, in the form of cash or equity securities of the Company as may be determined by the Compensation Committee from time to time.

(c)           Vacation.  During the Employment Period, Executive will be entitled to four weeks paid vacation in each calendar year (to be taken at such times and in such number of days as Executive and the Company shall mutually agree), in accordance with the Company’s policies for its senior executives as in effect from time to time.  Any accrued unused vacation may be carried over from one year to the following year, provided that no more than six weeks vacation may be carried over at any time.

(d)           Benefits.  During the Employment Period, Executive (and her eligible dependents) will be entitled to participate in the same manner as the Company’s other senior executives in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally; provided that the Company reserves the right to terminate or amend any of its employee benefit plans and programs at any time.

(e)           Reimbursement of Expenses.  During the Employment Period, the Company will reimburse Executive for all out-of-pocket business expenses that are incurred by him in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

3.            Termination. Executive’s employment hereunder will terminate upon the first to occur of the following:

(a)           Executive’s death;

(b)	Termination by the Company in the event of Executive’s Disability (as defined below);

(c)           Termination by the Company for Cause (as defined below);

(d)           Termination by the Company without Cause; or

(e)	Termination by Executive, with or without Good Reason (as defined below).

For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” means: (i) Executive’s conviction of, or plea of nolo contendere to, a felony, or a crime involving dishonesty, disloyalty or moral turpitude; (ii) Executive’s willful disloyalty or deliberate dishonesty; (iii) the commission by Executive of an act of fraud or embezzlement against the Company; (iv) Executive’s failure to use her good faith efforts to perform in all material respects such duties as are contemplated by this Agreement, or to follow any lawful direction of the Board or any committee thereof; (v) Executive’s gross negligence in the performance of her duties hereunder; or (vi) a material breach by Executive of any provision of this Agreement or of any Company policy, which breach is not cured within thirty (30) days after delivery to Executive by the Company of written notice of such breach.  Any determination of “Cause” shall be made in good faith by a majority vote of the Board in its sole discretion.

“Disability” means Executive’s mental, physical or other disability, the condition of which renders him incapable of performing her obligations under this Agreement for a period of ninety (90) consecutive days or an aggregate of one hundred and twenty (120) days (whether or not consecutive) in any 12-month period.  Any determination of “Disability” shall be made in good faith by a majority vote of the Board in its sole discretion.

“Good Reason” means, without Executive’s consent: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s responsibilities, duties or authority as the Chief Financial Officer of the Company, which causes Executive’s position with the Company to have less responsibility or authority than Executive’s position immediately prior to such change, provided that any such change is not in connection with the termination of Executive’s employment with the Company; or (iii) a material breach by the Company of the terms or conditions of this Agreement; provided however, if any of the conditions described in subsections (i)-(iii) above occur, Executive is required to provide written notice of such condition to the Board within sixty (60) days of the initial occurrence of the condition, and, following such written notice,  the Company shall then have thirty (30) days to remedy such condition, before the existence of any such condition (which is not otherwise remedied by the Company) shall constitute “Good Reason.”

4.            Termination Procedures; Effect of Termination.

(a)           Notice of Termination. Any termination of Executive’s employment by the Company or Executive (other than termination on account of Executive’s death) shall be communicated by written notice (a “Notice of Termination”) to the other party hereto in accordance with Section 7(a) below, which notice shall indicate the specific termination provision in Section 3 of this Agreement relied upon and, if termination is by the Company for Cause or by Executive for Good Reason, the specific reasons therefore.

(b)           Date of Termination.  As used herein, “Date of Termination” shall mean: (i) if Executive’s employment is terminated as a result of Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by reason of Executive’s Disability, on the date Notice of Termination is given or such later date specified in the Notice of Termination as the effective date of termination; (iii) if Executive’s employment is terminated by the Company for Cause, on the date Notice of Termination is given or such later date specified in the Notice of Termination as the effective date of termination; (iv) if Executive’s employment is terminated by the Company without Cause, such date which is specified in the Notice of Termination as the effective date of termination; and (v) if Executive’s employment is terminated by Executive, with or without Good Reason, such date which is specified in the Notice of Termination as the effective date of termination, which date shall be at least thirty (30) days, but not more than one hundred and eighty (180) days, following the date the Notice of Termination is given, unless the Company demands an earlier termination date in its sole discretion (which demand will not be deemed to be a termination “without Cause” for purposes of this Agreement).

(c)           Compensation Upon Termination.

(i)           At any time that Executive’s employment is terminated, the Company will pay the Accrued Obligations (as defined below) to Executive (or to her estate or legal representative, if applicable) on or promptly following the Date of Termination, in accordance with applicable law.  For purposes of this Agreement, “Accrued Obligations” means (A) the portion of Executive’s Base Salary as has accrued up through the Date of Termination which Executive has not yet been paid, (B) an amount equal to the value of Executive’s accrued unused vacation days, and (C) the amount of expenses incurred by Executive on behalf of the Company prior to the Date of Termination and not yet reimbursed as of such date.

(ii)           In addition to the Accrued Obligations, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and other than due to Executive’s death or Disability), then in exchange for Executive’s timely execution and delivery to the Company of the Release required by Section 4(d) below, the Company will pay to Executive a severance payment equal to six (6) months of her then current Base Salary, payable in six equal installments over the six-month period immediately following the Date of Termination in accordance with the Company’s regular payroll schedule.

(iii)           If within twelve (12) months following a Change of Control (as defined below), Executive's employment terminates without Cause or by Executive for Good Reason (and other than due to Executive’s death or Disability) (each, a “Covered Termination”), the vesting and exercisability of fifty percent (50%) of Executive's stock options that are unvested at the time of the Covered Termination shall accelerate and immediately become vested and exercisable as of such date, and such options shall be exercisable for a period of twelve (12) months following such date, but in no case beyond the relevant expiration dates of such options.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (A) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (B) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by former shareholders of the Company, as the same shall have existing immediately prior to such merger or consolidation, (C) the Company shall sell, lease, or otherwise dispose of, all or substantially all of its assets to another corporation or entity which is not a wholly-owned subsidiary, or (D) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record).

Notwithstanding any other provision with respect to the timing of payments under this Section 4(c), if, at the time of Executive’s termination, Executive is deemed to be a “specified employee”  (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulations and guidance thereto (“Section 409A”) of the Company, then only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under this Section 4(c) which are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Date of Termination, at which time Executive shall be paid an aggregate amount of any withheld payments otherwise due under this Section 4(c), as applicable.

(d)           Release. Executive agrees, if her employment is terminated under circumstances entitling him to any payments under Section 4(c) of this Agreement, that in consideration for such payments as described in Section 4(c), Executive will execute and promptly deliver to the Company, a general release (the “Release”) in form and substance acceptable to the Company, through which Executive releases the Company from any and all claims, known or unknown that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, as may relate to or arise out of her employment relationship or the termination thereof (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or under this Agreement).

5.            Certain Covenants of the Executive.  Executive acknowledges that: (i) her work for the Company and its subsidiaries and affiliates, will bring him into close contact with many confidential affairs, documents, and information not readily available to the public; and (ii) the covenants contained in this Section 5 will not involve a substantial hardship upon her future livelihood. In order to induce the Company to enter into this Agreement, the Executive covenants and agrees that:

(a)           Non-Compete. During the Term and for a period of twelve (12) months following the termination of Executive’s employment with the Company or any of its subsidiaries or affiliates (the “Restricted Period”), Executive shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company, any of its subsidiaries or any of its affiliates (the “Company’s Business”) for Executive’s own benefit or for the benefit of any person or entity other than the Company or such subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, Executive shall not develop any property or invention for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

(b)           Confidential Information. During the Restricted Period, Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for her own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s Business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s Business or the customers of the Company or any subsidiary or affiliate or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any subsidiary or affiliate, whether generated by Executive or by any other person, except as required in the course of performing her duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by Executive).

(c)           Employees of and Consultants to the Company. During the Restricted Period, Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the 12-month period preceding Executive’s termination of employment with the Company, an employee of or consultant to the Company or any of its subsidiaries or affiliates to terminate employment with, or a consulting relationship with, the Company or such subsidiary or affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(d)           Solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person within mainland China and Taiwan, who is then or has been within the 12-month period preceding Executive’s termination of employment with the Company a customer or account of the Company or its subsidiaries or affiliates, or any actual customer leads whose identity Executive learned during the course of her employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its subsidiaries or affiliates.

(e)           Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 5 (collectively, the “Restrictive Covenants”), the Company and its subsidiaries and affiliates shall, in addition to the rights set forth in this Agreement, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its subsidiaries and affiliates and that money damages will not provide an adequate remedy to the Company and its subsidiaries and affiliates.

(f)           Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its subsidiaries and affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(g)           Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6.            Indemnification.

(a)           General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than a Proceeding initiated by the Company or Executive to enforce their rights under this Agreement, by reason of the fact that Executive is or was a trustee, director or officer of the Company, or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company, or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of her heirs, executors and administrators. Notwithstanding the foregoing, Executive shall not be entitled to indemnification by the Company in respect of, and to the extent that, any Expenses arising as a result of the bad faith, willful misconduct or gross negligence of Executive, or as a result of Executive’s conviction for a felony. As used in this Agreement, and except as otherwise specifically excluded or made inapplicable herein, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(b)           Enforcement. If a claim or request under this Section 6 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(c)           Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

(d)           Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon written request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of her good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(e)           Notice of Claim. Executive shall promptly give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

(f)           Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(i)           the Company will be entitled to participate therein at its own expense;

(ii)           except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary.

(iii)           The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(iv)           The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 6 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

7.            General.

(a)           Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (C) if sent by registered or certified mail, on the fourth business day following the day such mailing is made.  All notices, requests, consents and other communications hereunder will be sent as follows:

If to the Company:	China Precision Steel, Inc.
18th Floor, Teda Building
87 Wing Lok Street
Sheung Wan, Hong Kong
People’s Republic of China
Attention: Company Secretary

If to Executive:	At Executive’s home address, as listed in the
Company’s personnel records from time to time.

(b)           Entire Agreement.  This Agreement (together with any other agreements referenced herein) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)           Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)           Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)           Successors and Assigns; Third Party Beneficiaries.  All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors, heirs, executors and permitted assigns of each party hereto.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  Executive may not assign any of Executive’s rights to compensation or other benefits under this Agreement, except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.  Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

(f)           Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

(g)           Severability.  The parties intend this Agreement to be enforced as written.  However, if any court of competent jurisdiction determines any provision, or any portion thereof, of this Agreement to be unenforceable or invalid, then such provision shall be deemed limited to the extent that such court deems it valid or enforceable and the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(h)           Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(i)           No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(j)           Expenses.  Each party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement.  The prevailing party in any legal proceeding to enforce this Agreement shall be entitled to legal fees and costs reasonably incurred.

(k)           Deductions and Withdrawals.  The Company will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law or under any Company-sponsored employee benefit plan in which Executive participates.

(l)           Tax Consequences.  Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, including, without limitation, by operation of Section 409A.

(m)           Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

(n)           Opportunity to Review.  Executive hereby acknowledges that Executive has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that Executive has had the opportunity to consult with counsel of Executive’s own choosing regarding such terms.  Executive further acknowledges that Executive fully understands the terms of this Agreement and has voluntarily executed this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date and year first above written.

CHINA PRECISION STEEL, INC.

By:	/s/ Che Kin Lui
Che Kin Lui
Director

EXECUTIVE

/s/ Leada Tak Tai Li
Leada Tak Tai Li